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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 4
                                       TO
                        PREFERRED SHARES RIGHTS AGREEMENT

        THIS AMENDMENT NO. 4 TO PREFERRED SHARES RIGHTS AGREEMENT dated as of July 17, 2002 (this "AMENDMENT") is made between CATALYST SEMICONDUCTOR, INC., a Delaware corporation (the "COMPANY"), and EquiServe Trust Company, N.A., as rights agent (the "RIGHTS AGENT").

                                    RECITALS

        A. The Company and the Rights Agent are parties to a Preferred Shares Rights Agreement dated as of December 3, 1996 as amended by Amendment No. 1 thereto dated as of May 22, 1998, by Amendment No. 2 thereto dated as of September 14, 1998 and by Amendment No. 3 thereto dated as of September 27, 2001 (collectively, the "RIGHTS AGREEMENT").

        B. Elex NV ("ELEX") previously purchased an aggregate of 5,500,000 shares of Common Stock from the Company and the Company entered into Amendments No. 1 and 2 in order that neither Elex nor its Affiliates or Associates would be deemed an Acquiring Person for purposes of the Rights Agreement in connection with such purchases.

        C. The Company's Board of Directors has previously approved the grant of options to purchase shares of the Company's Common Stock to Mr. Roland Duchatelet in connection with his position as a member of the Company's Board of Directors; provided that the effectiveness of such grants is contingent upon an amendment to the Rights Agreement being made in order that neither Elex (or its Affiliate or Associates) nor Mr. Duchatelet (or his Affiliates or Associates) would be deemed an Acquiring Person for purposes of the Rights Agreement in connection with the grant of such options or their subsequent exercise.

        D. Pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to reflect the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

        NOW, THEREFOR, the parties hereto agree as follows:

        1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to replace the last sentence thereof with the following sentence:

        "Notwithstanding anything in this Rights Agreement to the contrary, neither Elex NV ("ELEX") (or its Affiliates or Associates) nor Roland Duchatelet (or his Affiliates or Associates) shall be deemed to be an Acquiring Person solely by virtue of the announcement, occurrence or continuance of (i) the execution of the


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        Common Stock Purchase Agreement dated as of May 26, 1998 between Elex and the Company (the "PURCHASE AGREEMENT"), (ii) the execution of the Common Stock Purchase Agreement dated as of September 14, 1998 between Elex and the Company (the "SECOND PURCHASE AGREEMENT"), (iii) the issuance to Elex of 1,500,000 shares of Common Stock of the Company in accordance with the terms of the Purchase Agreement and 4,000,000 shares of Common Stock of the Company in accordance with the terms of the Second Purchase Agreement, (iv) the grant of options to purchase shares of the Company's Common Stock to Mr. Roland Duchatelet in connection with his position as a member of the Board of Directors of the Company,
        (v) the issuance of shares of Common Stock upon the exercise by Mr. Roland Duchatelet of any options granted to Mr. Duchatelet in connection with his position as a member of the Board of Directors of the Company,
        (vi) any purchase by Elex (or its Affiliates or Associates) or Mr. Duchatelet (or his Affiliates or Associates) of shares of the Company's Common Stock in the open market from time to time, so long as any such purchase of shares does not cause Elex (and its Affiliates and Associates) and Mr. Duchatelet (and his Affiliates and Associates) collectively at the time of such purchase to be or to become deemed to be the Beneficial Owner of more than 5,500,000 shares of the Company's Common Stock in the aggregate (as appropriately adjusted for stock splits, stock dividends and the like) (together with the shares described in clauses (iii), (iv) and (v) above, the "PERMITTED SHARES"), or (vii) Elex (or its Affiliates or Associates) or Mr. Duchatelet (or his Affiliates or Associates) holding or being deemed a Beneficial Owner of the Permitted Shares; provided, however, that if Elex (or its Affiliates or Associates) or Mr. Duchatelet (or his Affiliates or Associates), at any time after the issuance or purchase of any and all Permitted Shares, shall be or become deemed to be the Beneficial Owner of shares of Common Stock of the Company other than the Permitted Shares, then such exemptions from being deemed an Acquiring Person contained in this sentence shall not be applicable.

    2. Section 1(g) shall be deleted in its entirety and replaced with the words "Intentionally Omitted."

    3. Section 1(h) shall be deleted in its entirety and replaced with the following:

        "(h) "DISTRIBUTION DATE" shall mean the earlier of (i) the Close of Business on the tenth day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) after the Shares Acquisition Date (or, if the tenth day after the Shares Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) or (ii) the Close of Business on the tenth day (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or




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        any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding."

    4. Section 1(l) shall be deleted in its entirety and replaced with the following:

        "(l) "PERMITTED OFFER" shall mean a tender offer for all outstanding Common Shares made in the manner prescribed by Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Board (as determined prior to the purchase of such shares under such tender offer in its discretion by the vote of a majority of Directors then in office) has determined that the offer is both adequate and otherwise in the best interests of the Company and its stockholders (taking into account all factors that the Board deems relevant, including without limitation prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value)."

    5. Section 2 shall be deleted in its entirety and replaced with the following:

        "Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for the acts or omissions of any such co-Rights Agent."

    6. Section 18(a) shall be deleted in its entirety and replaced with the following:

        "(a) The Company agrees to pay to the Rights Agent such compensation as shall be agreed to in writing between the Company and the Rights Agent for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. The provisions of this Section 18(a) shall survive the termination of this Agreement."



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    7. Section 20(c) shall be deleted in its entirety and replaced with the following:

        "(c) The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence, bad faith or willful misconduct."

    8. Section 23(a) shall be deleted in its entirety and replaced with the following:

        "(a) The Company may, at its option, by action of a majority of the Company's Board of Directors, at any time prior to the Close of Business on the earlier of (i) the tenth day following the Shares Acquisition Date or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being herein referred to as the "Redemption Price") and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the current per share market price thereof (as determined pursuant to Section 11(d) hereof) at the time of redemption) or cash."

    9. Section 24(a) shall be deleted in its entirety and replaced with the following:

        "(a) Subject to applicable laws, rules and regulations, and subject to subsection (c) below, the Company may, at its option, by majority vote of the Board of Directors, at any time after the occurrence of a Triggering Event, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "RATIO OF EXCHANGE"). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding."

    10. Section 26 shall be deleted in its entirety and replaced with the following:

        "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:




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                          Catalyst Semiconductor, Inc.
                              1250 Borregas Avenue
                               Sunnyvale, CA 94089
                              Attention: President

        Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid addressed (until another address is filed in writing with the Company) as follows:

                              Bank of Boston, N.A.
                    c/o Boston EquiServe Limited Partnership
                                150 Royall Street
                           Canton, Massachusetts 02021
                        Attention: Client Administration

        Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company."

    11. Section 27 shall be deleted in its entirety and replaced with the following:

        "Section 27. Supplemental Amendments. Prior to the Distribution Date, the Company may supplement or amend this Agreement in any respect without the approval of any holders of Rights and the Rights Agent shall, if the Company so directs, execute such supplement or amendment. From and after the Distribution Date, the Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity,
        (ii) correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holders of Rights (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is



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        in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares. Notwithstanding any other provision hereof, the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section 27 which alters the Rights Agent's rights or duties, which consent shall not be unreasonably withheld."

    12. Section 29 shall be deleted in its entirety and replaced with the following:

        "Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties and (y) not subject the Board to any liability to the holders of the Rights."

    13. Effectiveness. This Amendment shall be deemed effective as of July 17, 2002 as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

    14. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.




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                            [Signature Page Follows]



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        IN WITNESS WHEREOF the undersigned have executed this Amendment No. 4 to the Rights Agreement as of the date first above written.


                                        CATALYST SEMICONDUCTOR, INC.


                                        By:          /s/ Radu M. Vanco
                                           -------------------------------------
                                           Radu M. Vanco
                                           President & Chief Executive Officer

ATTEST:

/s/ T. E. Gay III
---------------------------------
    Thomas E. Gay III
    Vice President Finance &
    Chief Financial Officer



                                        EQUISERVE TRUST COMPANY, N.A.


                                        By:        /s/ Michael J. Connor
                                           -------------------------------------
                                           Name:  Michael J. Connor
                                           Title: Client Administration,
                                                  Managing Director

ATTEST:

        /s/ Dawn Engelhardt
---------------------------------
Name:  Dawn Engelhardt
Title:  Account Manager


                      [SIGNATURE PAGE TO AMENDMENT NO. 4 TO
                       PREFERRED SHARES RIGHTS AGREEMENT]